AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

PRELIMINARY OFFERING CIRCULAR

DATED SEPTEMBER 10, 2021

800 Degrees Go, Inc.

1438 9th Street

Santa Monica, CA 90401

up to

7,518,797 shares of Common Stock (1)

We are offering up to 7,518,797 shares of Common Stock for purchase by investors, plus up to 1,503,759 “Bonus Shares” on a “best efforts” basis to investors in this offering, without any minimum target.

Common Stock Shares	Price to the Public		Underwriting Discounts and Commissions,*	Proceeds to Company Before Expenses **
Per share/unit	$1.33		$0.01	$1.32
Total Maximum to Investors	$12,000,000.01	(3)	$100,000.00	$11,900,000.01	(2)

(1) The Company is offering up to 7,518,797 shares of Common Stock for purchase by investors in this offering, plus up to 1,503,759 (or 20% of shares of Common Stock for purchase by investors) additional shares of Common Stock eligible to be issued as Bonus Shares (as defined in this Offering Circular) to investors based upon investment level. See "Plan of Distribution" for more information.

(2) Total Maximum Price to Public and Proceeds to Issuer Before Expenses includes $10,000,000, the value of Common Stock assuming, $1.33 per share, and includes $2,000,000.01, the value of the Bonus Shares, assuming $1.33 per share; provided, however, we shall not receive such Bonus amounts because Investors are not paying the purchase price for such Bonus Shares.

*The Company has engaged Dalmore Group, LLC to serve as the broker/dealer of record. The Company will pay Dalmore Group, LLC in accordance with the terms of the Broker-Dealer Agreement between the Company and Dalmore Group, LLC, attached as Exhibit 1.1 hereto. As compensation for the Services, the Company shall pay to Dalmore a fee equal to 1% of the aggregate amount raised by Dalmore Group. If the maximum amount of shares is sold, the maximum amount the Company would pay Dalmore Group, LLC is $100,000.

There will also be a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by Dalmore Group, LLC. Dalmore will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore Group, LLC as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time fee of $20,000 for these services payable upon the issuance of the FINRA No Objection Letter. See "Plan of Distribution and Selling Securityholders" for details of compensation and transaction fees to be paid to the placement agent.

**800 Degrees Go, Inc. (the “Company”) expects that the amount of expenses of the offering that it will pay will be approximately $54,500, not including commissions or state filing fees.

Investors in this offering will grant an irrevocable voting proxy to the company’s President that will limit their ability to vote their shares of Common Stock purchased in this offering until the occurrence of certain events specified in the proxy, none of which may ever occur.

This offering does not have a minimum offering amount. The Company will not utilize a third-party escrow account for this offering, and all funds tendered by investors will be held in a segregated account until investor subscriptions are accepted by the Company and Dalmore Group. Once investor subscriptions are accepted by the Company and by Dalmore Group, funds will be deposited into an account controlled by the Company.

The offering will terminate at the earlier of: (1) the date at which the maximum offering amount has been sold, (2) the date which is one year from this offering being qualified by the SEC, or (3) the date at which the offering is earlier terminated by the company in its sole discretion. There is no minimum target for this offering, and the Company may accept investor subscriptions on a rolling basis. After each acceptance of subscriptions, funds tendered by investors will be available to the Company for its use. The offering is being conducted on a best-efforts basis.

THE   UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(d)(2)(i)I OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO www.investor.gov.

This offering is inherently risky. See “Risk Factors” on page 6.

Sales of these securities will commence on approximately [_], 2021.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

Implications of Being an Emerging Growth Company

As an issuer with less than $1 billion in total annual gross revenues during our last fiscal year, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and this status will be significant if and when we become subject to the ongoing reporting requirements of the Exchange Act upon filing a Form 8-A. An emerging growth company may take advantage of certain reduced reporting requirements and is relieved of certain other significant requirements that are otherwise generally applicable to public companies. In particular, as an emerging growth company we:

●	will not be required to obtain an auditor attestation on our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

●	will not be required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives (commonly referred to as “compensation discussion and analysis”);

●	will not be required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on-frequency” and “say-on-golden-parachute” votes);

●	will be exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and CEO pay ratio disclosure;

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and will be eligible to claim longer phase-in periods for the adoption of new or revised financial accounting standards.

We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards, and hereby elect to do so. Our election to use the phase-in periods may make it difficult to compare our financial statements to those of non-emerging growth companies and other emerging growth companies that have opted out of the phase-in periods under Section 107 of the JOBS Act.

Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, as amended, or such earlier time that we no longer meet the definition of an emerging growth company. Note that this offering, while a public offering, is not a sale of common equity pursuant to a registration statement, since the offering is conducted pursuant to an exemption from the registration requirements. In this regard, the JOBS Act provides that we would cease to be an “emerging growth company” if we have more than $1 billion in annual revenues, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1 billion in principal amount of non-convertible debt over a three-year period.

Certain of these reduced reporting requirements and exemptions are also available to us due to the fact that we may also qualify, once listed, as a “smaller reporting company” under the Commission’s rules. For instance, smaller reporting companies are not required to obtain an auditor attestation on their assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.

Summary of the Offering

The following summary of certain information contained in this Offering Circular is not intended to be complete in itself. The summary does not provide all the information necessary for you to make an investment decision. You are encouraged to review the more detailed information in the remainder of the Offering Circular.

As used in this Offering Circular, unless the context otherwise requires, the terms “Corporation,” “Company,” “800 Degrees Go,” “800º GO,” “we,” “our,” and “us” refer to 800 Degrees Go, Inc.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

800º GO Company Overview

800 Degrees Go, Inc. is building a highly scalable, tech-enabled pizza dining concept that responds to consumer demand for convenient, high-quality, fast casual dining options. Using cost- and space-efficient cooking technology, the Company intends to replicate a curated menu of fresh, artisanal recipes quickly, cost-effectively, and with a high degree of fidelity – all with a small physical footprint.

The Company will go to market through two strategically sequenced phases. In Phase 1, 800º GO will scale via small-footprint sites (“800º GO kitchens”) focused on off-premise dining, including delivery-only kitchens (also known as ghost kitchens, dark kitchens, virtual kitchens, etc.) and high-traffic, space-constrained locations such as airports.

In Phase 2, the Company will deploy fully automated, robotic pizzeria vending machines (“800º GO pods”) that will assemble and cook 800º GO pizzas using the exact same recipes, ingredients, and cooking technology used in 800º GO kitchens. These pods will be operated in a “hub and spokes” model, with 800º GO kitchens serving as commissary kitchens to service and restock 800º GO pods in their vicinity. This will provide 800º GO with even more latitude to expand to locations in dense, high-traffic areas with demand for high-quality, convenient food options, such as office buildings and college campuses.

Our team has a wealth of experience that spans the development and expansion of traditional restaurant and ghost kitchen concepts, culinary expertise, food robotics and automation, and kitchen technology. We are leveraging this experience to build an innovative and scalable fast casual pizza concept. We are based in Santa Monica, California and are currently launching our first ghost kitchen sites – the first prong in our go-to-market strategy and supporting the development of the pods that will enable the second prong.

Industry Overview

The worldwide pizza market is currently $154 billion and is expected to grow to over $230 billion by 2023. Despite there being some large industry incumbents, the pizza industry is highly fragmented with hundreds, if not thousands, of regional players. Additionally, off-premise dining generally, and pizza delivery specifically, are large and growing markets, especially due to recent concerns around public health and safety. We believe 800º GO is well positioned to ride the wave of these trends and help bring healthy, fresh, high-quality pizza to the public using an innovative model and technology.

While we believe that our vision for 800º GO’s model and go-to-market strategy is unique, direct competitors exist in the pizza delivery and pizza automation space, including Blaze Pizza, MOD Pizza, Picnic, Basil Street, and Let's Pizza, among others. We believe our team is the only business that combines an experienced team of restauranteurs, culinary experts, and engineers with a management and advisory board with deep experience in the restaurant industry and in food automation, including at Kitchen United and Miso Robotics. In addition, we believe that our two-prong model and strategically sequenced go-to-market strategy are unique in the space. Taken together, these strengths differentiate us from other players in the market.

Our Product

We are making significant progress toward launching 800º GO kitchens (Phase 1 of our go-to-market strategy) and anticipate that the Company will begin generating revenue in September 2021. We are developing agreements with two ghost kitchen operators, with the intention to launch 5-15 franchise sites over the next four months. In any sites launched with franchise partners, we will provide 800º GO branding (including marketing creative), recipes, operational procedures, and an equipment list.  Additionally, we will provide staff training and oversight to ensure sites are prepared for opening. On an ongoing basis, our role will be to validate and continue developing operations, assisting in site selection for expansion, and providing marketing consultation for the brand. Franchise partners will be responsible for the “construction” of each location (purchase of any equipment or other costs incurred to prepare the physical space), hiring, and operating each location. We also plan to launch our own 800º GO kitchen in 2021 that, in addition to being an operational site itself, will serve as a demonstration site and showroom to support business development. The Company has a license agreement in place to utilize relevant products, services, collateral, and branding from 800 Degrees Pizza, LLC and Piestro, Inc., each 50% owners in the Company. Of note, these products and services includes the recipes that will be used at 800 Degrees Go, Inc. sites.

We are also advancing Phase 2 of our go-to-market strategy (deployment of fully autonomous 800º GO pods). We have engaged Piestro, Inc., a 50% owner of the company, to develop an 800º GO branded pod prototype, to be completed in October 2021. After that, Piestro, Inc. will build a set of 800º GO branded pod pilot units for field testing in 2022, followed by 800º GO branded pods to be deployed for commercial use in 2023.

Selected Risks Associated with the Business

Our business is subject to a number of risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this summary. These risks include, but are not limited to, the following:

●	We have a limited operating history upon which to evaluate our performance, and have not yet generated profits or revenue.

●	Our auditor has issued a “going concern” opinion.

●	The technology supporting expansion of our model through autonomous pods is not yet fully developed, and there is no guarantee that it will be possible to develop and produce such pods. This puts part of our model at risk.

●	We may be required to raise additional capital in order to develop the technology and product needed to support our model.

●	Our company does not yet hold any patents on any products or technology.

●	We rely on a small management team to execute our business plan.

●	We could be adversely affected by product liability, personal injury or other health and safety issues.

●	Competing brands or technologies could limit our ability to successfully deploy our model.

●	We plan to initially rely on third-party manufacturers for the production of pods.

●	We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

●	There is no current market for any shares of the Company's stock.

Offering Terms

Securities Offered	Maximum of 7,518,797 shares of Common Stock, plus up to 1,503,759 Bonus Shares of Common Stock
Minimum Investment	$500.08, or 376 shares of Common Stock
Securities outstanding before the Offering:
Common Stock	30,000,000 shares
Securities outstanding after the Offering:
Common Stock (assuming a fully subscribed offering)	39,022,556 (includes 30,000,000 shares outstanding before the offering, plus up to 7,518,797 shares, plus up to 1,503,759 Bonus Shares)
Irrevocable Proxy	Investors in this offering will grant an irrevocable voting proxy to our President that will limit their ability to vote their shares until the occurrence of certain events specified in the proxy, none of which may ever occur.
Use of Proceeds	The proceeds of this offering will be used for product development, site construction and expansion, marketing, personnel, and general overhead.

Risk Factors

The SEC requires that we identify risks that are specific to our business and financial condition. We are still subject to all the same risks that all companies in our business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to Invest.

Risks Related to Our Company

We are an early stage company and have not yet generated any revenue

800 Degrees Go, Inc. was formed on August 13, 2021. Accordingly, the Company has a limited history upon which an evaluation of its performance and future prospects can be made. Our current and proposed operations are subject to all business risks associated with new enterprises. These include likely fluctuations in operating results as the Company reacts to developments in its market, managing its growth and the entry of competitors into the market. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. 800 Degrees Go has incurred a net loss and has had no revenues generated since inception. There is no assurance that we will be profitable in the next 3 years or generate sufficient revenues to pay dividends to the holders of the shares.

Any valuation at this stage is difficult to assess.

The valuation for this Offering was established by the Company and is not based on the financial results of the Company. Instead, it is based on management’s best estimates of the investment value of the Company, which is a subjective measure. This differs significantly from listed companies, which are valued publicly through market-driven stock prices. The valuation of private companies, especially early-stage companies, is difficult to assess and you may risk overpaying for your investment.

We have a limited operating history upon which to evaluate our performance, and we have not yet generated profits or revenue.

We are a new company and have neither generated revenue, nor have we had any significant operating history. As such, it is difficult to determine how we will perform.

Our auditor has issued a “going concern” opinion.

Our auditor has issued a “going concern” opinion on our financial statements, which means they are not sure that we will be able to succeed as a business without additional financing. As of August 13,2021, date of our inception audited financial statements, we had not yet commenced any revenue-generating activity. The audit report states that our ability to continue as a going concern for the next twelve months is dependent upon our ability to generate cash from operating activities and/or to raise additional capital to fund our operations. Our failure to raise capital could have a negative impact on not only our financial condition but also our ability to execute our business plan.

The technology required for a product that is core to our model is not yet fully developed, and there is no guarantee that we will be able to deploy a fully working prototype of that product.

Piestro, Inc. is still developing the prototype that will go into mass production to drive Phase 2 of our go-to-market strategy. Significant engineering and development work remains before we will be able to realize revenue from that part of our business, and it’s possible that this production will never be successful.

We rely on a small management team to execute our business plan.

Our management team is currently small and made up of only two part-time individuals, Tommy Lee and Kevin Morris, whom we rely on to help us raise funds and help grow our business. Our partnerships with Piestro, Inc., 800 Degrees Pizza, LLC, and Wavemaker Labs, Inc. are crucial for us to achieve our growth plan.

The Company’s business model is capital intensive.

The amount of capital the Company is attempting to raise in this Offering is not enough to sustain the Company’s current business plan. In order to achieve near and long-term goals, the Company will need to procure funds in addition to the amount raised in the Offering. There is no guarantee the Company will be able to raise such funds on acceptable terms or at all. If the Company is not able to raise sufficient capital in the future, then it will not be able to execute its business plan, its continued operations will be in jeopardy, and it may be forced to cease operations and sell or otherwise transfer all or substantially all of its remaining assets, which could cause a Purchaser to lose all or a portion of his or her investment.

We could be adversely affected by product liability, personal injury or other health and safety issues.

As with any company serving food, we must adhere to strict health and safety standards. We could suffer significant reputational damage and financial liability if we experience any of the foregoing health and safety issues or incidents, which could have a material adverse effect on our business operations, financial condition and results of operations.

Many of our competitors have more resources and greater market recognition than we do.

There are already a number of companies who have more resources and greater market recognition in the pizza and pizza vending machine markets than we do. Because of this, we may face issues developing a brand that can compete with other players in the market. We will be at a disadvantage as we are a new entrant with significantly less resources and minimal market recognition and penetration.

We may need to raise additional capital, which might not be available or might be available only on terms unfavorable to us or our investors.

In order to continue to operate and grow the business, we will likely need to raise additional capital beyond this current financing round by offering shares of our Common Stock and/or other classes of equity. All of these would result in dilution to our existing investors, plus they may include additional rights or terms that may be unfavorable to our existing investor base. We cannot assure you that the necessary funds will be available on a timely basis, on favorable terms, or at all, or that such funds, if raised, would be sufficient. The level and timing of future expenditure will depend on a number of factors, many of which are outside our control. If we are not able to obtain additional capital on acceptable terms, or at all, we may be forced to curtail or abandon our growth plans, which could adversely impact the Company, its business, development, financial condition, operating results or prospects.

We may never have an operational product or service.

It is possible that there may never be successful 800º GO kitchens or fully operational 800º GO pods. It is possible that the failure to scale the 800º GO kitchen business or release the 800º GO pod could result from a change in business model upon the Company's making a determination that the business model, or some other factor, will not be in the best interest of Company and its stockholders/members/creditors.

Certain data and information in this offering circular were obtained from third-party sources and were not independently verified by the Company.

This offering circular contains certain data and information that we obtained from various publicly available third-party publications. We have not independently verified the data and information contained in such third-party publications and we did not commission any such third party for collecting or providing the data used in this offering circular. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods we would have used. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, none of these sources are incorporated by reference into this offering circular.

Risks Related to the Securities in this Offering

There is no current market for any shares of the Company's stock.

There is no formal marketplace for the resale of the Company’s Common Stock. Shares of Common Stock may be traded over-the-counter by individual holders to the extent any demand exists. Investors should assume that they may not be able to liquidate their investment for some time, or be able to pledge their shares as collateral. The Company has no plans to list any of its shares on any OTC or similar exchange.

We are offering Bonus Shares to some investors in this offering, which effectively gives them a discount on their investment.

Certain investors in this offering who invest equal to or greater than $1,500, $5,000, $10,000, or $20,000, are entitled to receive Bonus Shares as a specific percentage of the amount of their investment. The Bonus Shares effectively give such investors in this offering a discount on their investment. Therefore, the value of shares of investors who invest less than $1,500 and pay the full price for the Common Stock in this offering, will be immediately diluted by investments made by investors entitled to receive the Bonus Shares, who will effectively pay a lower price per share.

We have not set a minimum offering amount for this offering.

We have not set a minimum offering amount for this offering. This means that we will accept and have access to funds as they are received, but we may never raise enough to execute the business plan or even cover the costs of the offering.

Investors in the company’s Common Stock have assigned their voting rights.

In order to subscribe to this offering, each investor will be required to grant an irrevocable proxy, giving the right to vote its shares of Common Stock to the company’s President. This irrevocable proxy will limit investors’ ability to vote their shares of Common Stock until the events specified in the proxy, which include the company’s IPO or acquisition by another entity, which may never happen.

Our Subscription Agreement for this Offering, as well as our Bylaws, as amended, include forum selection provision, which could result in less favorable outcomes to the plaintiff(s) in any action against the Company.

Our subscription agreement for this offering, as well as our Bylaws, as amended, include forum selection provisions that requires any claims against the Company by subscribers or stockholders not arising under the federal securities laws to be brought in a court of competent jurisdiction in Delaware, or the Court of Chancery State in the state of Delaware, respectively. This forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims.

Using a credit card to purchase shares may impact the return on your investment as well as subject you to other risks inherent in this form of payment.

Investors in this offering have the option of paying for their investment with a credit card, which is not usual in the traditional investment markets. Transaction fees charged by your credit card company (which can reach 5% of transaction value if considered a cash advance) and interest charged on unpaid card balances (which can reach almost 25% in some states) add to the effective purchase price of the shares you buy. See “Plan of Distribution and Selling Security Holders.” The cost of using a credit card may also increase if you do not make the minimum monthly card payments and incur late fees. Using a credit card is a relatively new form of payment for securities and will subject you to other risks inherent in this form of payment, including that, if you fail to make credit card payments (e.g. minimum monthly payments), you risk damaging your credit score and payment by credit card may be more susceptible to abuse than other forms of payment. Moreover, where a third-party payment processor is used, as in this offering, your recovery options in the case of disputes may be limited. The increased costs due to transaction fees and interest may reduce the return on your investment.

The Commission’s Office of Investor Education and Advocacy issued an Investor Alert dated February 14, 2018 entitled: “Credit Cards and Investments – A Risky Combination,” which explains these and other risks you may want to consider before using a credit card to pay for your investment.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell our Common Stock at a profit or loss, you will probably need to pay tax on the long- or short-term capital gains that you realize or apply the loss to other taxable income. If you do not have a regular brokerage account or your regular broker will not hold our Common Stock for you (and many brokers refuse to hold securities issued under Regulation A) there will be nobody keeping records for you for tax purposes. You will have to keep your own records and calculate the gain or loss on any sales of the Common Stock.

Risks Related to COVID-19

The Impact of COVID-19 could slow development and distribution of our product.

Due to COVID-19, the Company may experience delays related to manufacturing, assembly, and distribution of products. The impact continues to evolve, and its future effects are uncertain. Due to COVID-19, the Company may be limited at times with regard to the number of engineers that can work on the 800º GO pod at any given time in order to maintain safe social distancing. Furthermore, as mentioned above, the company relies on third party manufacturers in some instances and those manufacturers may experience delays as well.

We are and may continue to be significantly impacted by the worldwide economic downturn due to the COVID-19 pandemic.

In December 2019, a novel strain of coronavirus, or COVID-19, was reported to have surfaced in Wuhan, China. COVID-19 spread globally and was declared to be a pandemic by the World Health Organization. Efforts to contain the spread of COVID-19 have resulted in severe travel restrictions and social distancing of varying intensities during different time periods. The impacts of the outbreak continue to evolve. A widespread health crisis has adversely affected and could continue to affect the global economy, resulting in an economic downturn that could negatively impact the value of the Company’s shares and investor demand for shares generally.

The continued spread of COVID-19 has also led to severe disruption and volatility in the global capital markets, which could increase our cost of capital and adversely affect our ability to access the capital markets in the future. It is possible that the continued spread of COVID-19 could cause a further economic slowdown or recession or cause other unpredictable events, each of which could adversely affect our business, results of operations or financial condition.

The extent to which COVID-19 affects our financial results will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of the COVID-19 outbreak and the actions to contain the outbreak or treat its impact, among others. Moreover, the COVID-19 outbreak has had and may continue to have indeterminable adverse effects on general commercial activity and the world economy, and our business and results of operations could be adversely affected to the extent that COVID-19 or any other pandemic harms the global economy generally.

Specifically, COVID-19 may impact the launch of 800º GO kitchens due to travel restrictions or production and distribution of 800º GO pods. If we are unable to proceed according to our business plan, we may not be able to scale our business. This impact would mean we’d need to raise additional capital in order to meet our revenue targets.

Dilution

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

An early stage company typically sells its shares (or grants options over its shares) to its founders and early employees at a very low cash cost, because they are, in effect, putting their “sweat equity” into the Company. When the Company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because each share of the same type is worth the same amount, and you paid more for your shares than earlier investors did for theirs.

The following table compares the price that new investors are paying for their shares with the effective cash price paid by existing shareholders, and assuming that the shares are sold at $1.33 per share. The schedule presents shares and pricing as issued and reflects all transactions since inception.

				Total Issued	Effective Cash Price per Share at Issuance
			Potential	and Potential	or Potential
	Date Issued	Issued Shares	Shares	Shares	Conversion
Common Stock:
Issued Shares	2021	30,000,000		30,000,000	$0.0001
Total Common Share Equivalents	2021	30,000,000	-	30,000,000	$0.0001

Reg A+ Offering Costs via Common shares, assuming full amount is raised	2021		-	-	$1.33
Investors in Reg A+ offering, assuming full amount raised	2021		7,518,797	7,518,797	$1.33	(1)

Total After Inclusion of this Offering		30,000,000	7,518,797	37,518,797	$0.27

(1)	The Company may issue up to 1,503,759 shares of Common Stock as Bonus Shares in this offering. The Bonus Shares will be issued without any additional consideration received by the company. If we issue all Bonus Shares in this offering, the effective cash price per share paid by investors in this offering would be $1.11.

The following table demonstrates the dilution that new investors will experience upon investment in the Company. This table uses the Company’s net tangible book value as of August 13, 2021 of $0, which is derived from the net equity of the Company in its August 13, 2021 inception audited financial statements. This tangible net book value is then adjusted to contemplate conversion of all other convertible instruments outstanding at current that would provide proceeds to the Company. The offering costs assumed in the following table includes up to $100,000 in commissions to Dalmore Group, LLC, as well as legal and accounting fees incurred for this Offering. The table presents three scenarios for the convenience of the reader: a $25,000 raise from this offering, a $5,000,000 raise from this offering, and a fully subscribed $10,000,000 raise from this offering (maximum offering).

On Basis of Full Conversion of Issued Instruments	$0.1 Million Raise	$5 Million Raise	$10 Million Raise
Price per Share	$1.33	$1.33	$1.33
Shares Issued	75,188	3,759,398	7,518,797
Capital Raised	$100,000	$5,000,000	$10,000,000
Less: Offering Costs	$(55,500)	$(104,500)	$(154,500)
Net Offering Proceeds	$44,500	$4,895,500	$9,845,500
Net Tangible Book Value Pre-financing	$-	$-	$-
Net Tangible Book Value Post-financing	$44,500	$4,895,500	$9,845,500

Shares issued and outstanding pre-financing	30,000,000	30,000,000	30,000,000

Post-Financing Shares Issued and Outstanding	30,075,188	33,759,398	37,518,797

Net tangible book value per share prior to offering	$-	$-	$-
Increase/(Decrease) per share attributable to new investors	$0.001	$0.145	$0.262
Net tangible book value per share after offering	$0.001	$0.145	$0.262
Dilution per share to new investors ($)	$1.329	$1.185	$1.068
Dilution per share to new investors (%)	99.89%	89.10%	80.27%

Future Dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares, whether as part of a capital-raising event, or issued as compensation to the company’s employees or marketing partners. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of a larger company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, another crowdfunding round, a venture capital round, angel investment), employees exercising stock options, or by conversion of certain instruments (e.g. convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most development stage companies do not pay dividends for some time).

The type of dilution that hurts early-stage investors most occurs when the company sells more shares in a “down round,” meaning at a lower valuation than in earlier offerings. An example of how this might occur is as follows (numbers are for illustrative purposes only):

●	In June 2014, Jane invests $20,000 for shares that represent 2% of a company valued at $1 million.

●	In December, the company is doing very well and sells $5 million in shares to venture capitalists on a valuation (before the new investment) of $10 million. Jane now owns only 1.3% of the company, but her stake is worth $200,000.

●	In June 2015, the company has run into serious problems, and in order to stay afloat, it raises $1 million at a valuation of only $2 million (the “down round”). Jane now owns only 0.89% of the company, and her stake is worth only $26,660.

If you are making an investment expecting to own a certain percentage of the company or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by the company. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share. In some cases, dilution can also completely wipe out the value of investments made by early investors, without any person being at fault.

Investors should understand how dilution works and the availability of anti-dilution protection.

Use of Proceeds To The Issuer

Assuming a maximum raise of $10,000,000 to the Company, the net proceeds of this offering would be approximately $9,845,500 after subtracting estimated offering costs of $100,000 to Dalmore Group, LLC in commissions, and $54,500 in audit, legal, and filings fees. If 800 Degrees Go, Inc. successfully raises the maximum amount under this raise, the Company intends to allocate significant capital to 800º GO branded pod development; invest in site expansion and business development efforts, including construction of an 800º GO kitchen and showroom and growing our team with additional sales personnel; and allocate additional funds to 800º GO marketing.

Assuming a raise of $5,000,000, representing 50% of the maximum offering amount, the net proceeds would be approximately $4,895,500 after subtracting estimated offering costs of $50,000 to Dalmore Group, LLC in commissions and $54,500 in audit, legal, and filings fees. In such an event, 800 Degrees Go, Inc. would decrease spend on 800º GO branded pod development, sales personnel, and marketing but still be able to launch and scale 800º GO kitchens and support progress (albeit less accelerated) of 800º GO branded pod development.

Assuming a raise of $100,000, representing 10% of the maximum offering amount, net proceeds would be approximately $44,500 after subtracting estimated offering costs of $1,000 to Dalmore Group, LLC in commissions and $54,500 in audit, legal, and filings fees.

Please see the table below for a summary our intended use of proceeds from this offering:

	Maximum Offering
Total Raise	$100,000	$5,000,000	$10,000,000
Commissions	$1,000	$50,000	$100,000
Fixed Costs	$54,500	$54,500	$54,500
Net Proceeds	$44,500	$4,895,500	$9,845,500

Percent
Allocation	Category	%	Category	%	Category
30%	800º GO branded pod development	30%	800º GO branded pod development	30%	800º GO branded pod development
20%	Business development/Sales	20%	Business development/Sales	20%	Business development/Sales
20%	Payroll	20%	Payroll	20%	Payroll
10%	General Administrative	10%	General Administrative	10%	General Administrative
20%	Marketing	20%	Marketing	20%	Marketing

Because the offering is a “best efforts,” we may close the offering without sufficient funds for all the intended purposes set out above, or even to cover the costs of this offering.

The Company reserves the right to change the above use of proceeds if management believes it is in the best interests of the Company.

Our Business

Company History

800 Degrees Go, Inc. was incorporated on August 13, 2021. Its leadership saw growing demand for fast, convenient food options that are also high-quality and made from fresh ingredients alongside a seismic shift in demand for delivery and off-premise dining, with an emphasis on contactless service. The Company also saw massive opportunity in the vast and growing market for pizza, the most popular food in the U.S. Against that backdrop, the Company’s leadership put together a vision for a highly scalable, tech-enabled pizza dining concept. This vision was fueled by the bench of experience and exposure of the Company’s two shareholders: Piestro, Inc. and 800 Degrees Pizza, LLC. Piestro is developing robotic, fully autonomous pizzerias, and 800 Degrees Pizza was a trailblazer in the fast casual pizza space. The leadership of these two companies saw the opportunity to create 800 Degrees Go, Inc., an entirely new company focused on increasing access to low-cost, high-scale, high-quality pizza.

Product Overview

800 Degrees Go, Inc. intends to build a highly scalable, tech-enabled fast casual pizza dining concept that responds to demand for high-quality, convenient off-premise food options with a two-phase go-to-market strategy. In Phase 1, 800º GO intends to scale via small-footprint sites (“800º GO kitchens”) focused on off-premise dining, including delivery-only kitchens (also known as ghost kitchens) and high-traffic, space-constrained locations such as airports. To enable this, this Company is packaging a curated menu of high-quality recipes that can be replicated with a high degree of fidelity in a small footprint by using cost-effective, innovative cooking technology.

In Phase 2, the Company intends to deploy fully automated, robotic pizzeria vending machines (“800º GO pods”) that will assemble and cook 800º GO pizzas using the exact same recipes, ingredients, and cooking technology used in 800º GO kitchens. These pods will be operated in a “hub and spokes” model, with 800º GO kitchens serving as commissary kitchens to service and restock 800º GO pods in their vicinity. This will provide 800º GO with even more latitude to expand to locations in dense, high-traffic areas with demand for high-quality, convenient food options, such as office buildings and college campuses.

Two key elements are core to our product and its success: (1) Exceptional food and (2) scalable (low-cost, small-footprint) operations enabled by technology.

Exceptional food: All of our recipes will feature fresh, high-quality ingredients and be created in collaboration with the global restaurant chain 800 Degrees Pizza, LLC and its renowned chef Anthony Carron. As part of 800 Degrees Go, Inc.’s reciprocal license agreement with 800 Degrees Pizza, LLC and Piestro, Inc., the Company is able to utilize recipes sourced directly from 800 Degrees Pizza, LLC.

Scalable, low-cost operations enabled by technology: We have identified cooking technology and methodologies that will allow for a high degree of fidelity with minimal training, due to built-in quality control mechanisms in our ingredient packaging and cooking technology. This technology also enables kitchen operations in a small footprint, with minimal up-front costs and low labor costs, relative to traditional restaurants.

For our expansion through automated pods, we are partnering with Piestro, Inc. Following the development of an initial prototype in 2020, Piestro is working to complete an 800º GO branded pod prototype, followed by a production-ready 800º GO branded automated pizza vending machine. This product will take a flattened pizza dough and utilize a conveyor belt, automatic topping dispensers, and the exact same cooking technology as 800º GO kitchens to assemble and cook pizzas in approximately three minutes. We are on track to demo a working version of the 800º GO pod in 2021. Capital raised in this round will help us fund this development, as well as production of pilot units to be deployed in 2022 and commercially ready units to be deployed in the field in 2023.

Market

The worldwide pizza restaurant market had a 2019 volume of nearly $155 billion and is expected to increase to $233 billion by 2023. The fast-food restaurant industry in the U.S. has seen a 3.8% annual growth to $293 billion over the five years to 2020. Pizza restaurant sales is the highest growing segment in the United States fast food industry with $47 billion in revenue in 2019 and a compound annual growth rate (CAGR) of 3%. According to an IBISWorld report, consumer spending is expected to increase at a rate of 1.7% annually over the five years to 2024, and the increased spending power created a demand for high-quality food products and an increase in restaurant input costs. Pizza restaurant wages as a share of revenue increased to 40.2% in 2019, with anticipated 1.1% annualized growth rate. The report further suggests consumers in the market spaces are becoming increasing conscious of food quality and the use of fresh and organic ingredients. 800 Degrees Go, Inc. enters into the space addressing the challenges of both increased labor costs and the demand for higher quality food production.

In the US, US food delivery market increased over 200 percent between 2015 and 2020, and the COVID-19 pandemic only accelerated trends toward delivery and off-premise dining. According to the Bureau of Labor Statistics, the Consumer Price Indices for food consumed away from home have increased 3.1% in 2019, and the number of households earning over $100,000 rises at an annualized 0.8% over the five years to 2024. The growth of wealthy households will generate higher demand for more expensive pizza restaurants and gourmet pizzas, which will help boost industry growth. Through continued trends of premiumization and menu adaptation, pizza restaurant chains will experience continued growth by targeting consumers from higher income brackets. Chains catering to lower incomes are competing in a highly saturated marketplace, thus limiting opportunity for organic growth. 800 Degrees Go, Inc’s ability to provide a variety of healthy made-to-order pizza options while catering toward the fast-food delivery experience enables penetration in both tiers of the market.

Manufacturing

800 Degrees Go, Inc. is contracting with Piestro, Inc., one of its majority shareholders, to produce 800º GO pods. Piestro’s strategy for manufacturing will evolve with production volumes, leveraging contract manufacturers to meet initial and medium-term demand. In the near term, the 800º GO pod prototype and pilot units will be produced internally by Piestro, Inc. in order to maintain control over quality and cost and ensure there is a direct source of feedback for ongoing product improvement. The Company is establishing a Master Services Agreement (“MSA”) with Piestro, Inc., for these services. The MSA will be included as Exhibit 6.2 to the offering statement of which this offering circular is part and described in more detail in “Interest of Management and Others in Certain Transactions” below.

Sales & Marketing

We believe that our 800º GO kitchens and 800º GO pods will resonate with consumers because of their convenience and the quality of our product. We will market our delivery offerings through our off-premise dining franchise partners and third-party apps. Through this, we will establish a brand presence and loyal customers, which will help facilitate customer acquisition for 800º GO pods. Our pods’ locations in strategic, high-traffic locations will also attract customers, and we believe that the quality of our product will lead to customer retention.

For these reasons, our sales and marketing efforts are reliant upon establishing and expanding franchise partnerships with off-premise dining operators, such as ghost kitchens operators. Success in early deployments could lead to larger contracts with existing franchise partners. We will also continue our business development effort with new operators. We must also identify sites for deploying pods in the vicinity of our ghost kitchen locations. We are pursuing partnerships with high-traffic commercial properties with demand for convenient, high-quality food, such as office buildings, malls, college campuses, and airports.

In September 2021, 800 Degrees Go, Inc. and Piestro, Inc. signed an agreement (the “Sales Representative Agreement”), attached hereunto as Exhibit 6.6, granting the Company exclusive rights to franchise and operate 800º GO pods – as opposed to any other automated pizzeria vending machines produced by Piestro, Inc. to be franchised or operated by Piestro, Inc. or any other entity. This exclusivity is limited to specified geographical regions and and timeframes and is contingent upon meeting certain performance milestones, defined as reaching specified sales targets.

Competition

While we believe that our sequenced, two-prong go-to-market strategy is unique, there are existing direct competitors of each of our model components in the pizza delivery and pizza automation spaces. Relevant off-premise competitors include Blaze Pizza and MOD Pizza. While these brands also operate in the fast casual pizza dining segment and offer orders for delivery and takeout, we do not believe that they are optimized to scale rapidly with quality control in the way that 800º GO kitchens are. In the pizza automation space, Picnic, Basil Street and Let’s Pizza stand out. Among the competitors, Basil Street and Let’s Pizza have a similar start-to-finish ordering and dispensary vending machine product as the planned 800º GO pods, but neither of the machines allow the visionary experience for consumers to observe the whole dispensary and baking process. Picnic creates robotic pizza assembly machines that cannot accomplish the full process without human assistance. Although it is an approach toward automation, the company does not hold the same easily accessible features and direct consumer facing capabilities as the planned 800º GO pods.

Blaze Pizza – Blaze Pizza is a Pasadena-based chain that was founded in 2011 and has over 300 locations across the US, Canada, and Guam. Blaze emphasizes its use of fresh ingredients and cooks consumers’ made-to-order pizza in a high-temperature, open-flame gas oven for approximately 3 minutes. The chain offers delivery and takeout options.

MOD Pizza – MOD Pizza was founded in 2008 in Seattle, WA. The chain focuses on offering “artisan-style” menu items, highly customizable pizzas, and fast cooking time. The chain has more than 500 locations across the US, Canada, and the UK and began offering delivery in 2019.

Picnic – Picnic was incorporated in December 2016, with its product being an automated, modular assembly line to streamline pizza making in the kitchen of existing restaurants. The Picnic machine performs any number of food assembly tasks in any order, completely configurable to any restaurant's process. It uses computer vision and deep learning to ensure output to exact standards.

Basil Street – Basil Street’s Automated Pizza Kitchens (APK) are robotic vending machines consisting of a freezer, patent pending three element non-microwave speed oven, touchscreen terminal, frozen pizzas and a dispensing tray. Cook time is about 3 minutes for a 10-inch pizza, offered with 3 choices of toppings. Unlike Piestro’s glass display of the pizza assembly and baking process, Basil Street’s product features a video display screen at the front of the machine.

Let’s Pizza – Let’s Pizza features a vending machine prototype. The machine dispenses pre-portioned and pre-packaged ingredients with automatic kneaded dough to compile the product in under 3 minutes. It takes a conventional vending machine outlook with cash dispensary and button-press display. The company is based in Europe and first launched in 2009 with a less customizable version of their product.

Employees

The Company is currently led by four officers and directors: CEO Tommy Lee, CFO Kevin Morris, Scott Berkowitz, and Buck Jordan. The Company also relies on part-time contractors for a variety of functions, including marketing, business development, and finance. Within the next 24 months, we also plan to make several hires in sales, marketing, and administrative roles.

The Company’s Property

The Company currently operates out of the offices of Wavemaker Labs, Inc. in Santa Monica, CA. We are also pursuing a lease in Burbank, CA for an 800º GO kitchen to be operated by the Company and used as a demonstration site and showroom for business development purposes. The lease has not yet been secured.

Management’s Discussion and Analysis on Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this Offering Circular. The following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements.

Operating Results – Inception Financials

The Company was founded on August 13, 2021 and had not yet generated revenue or costs as of August 13, 2021.

Liquidity and Capital Resources – Inception Financials

As of August 13, 2021, the Company had cash on hand of $0. The Company is not generating revenue and will require infusion of capital to launch and sustain initial business operations. The Company plans to try to raise capital through crowdfunding offerings, equity issuances, or any other method available to the Company. Absent securing needed capital, the Company may be forced to significantly reduce planned expenses and could become insolvent. Anticipated expenses, revenue, and other sources of capital for the Company’s first 12 months of operation are outlined in “Plan of Operations” below.

Plan of Operations

We have not yet generated any revenues and currently have a small team of part-time employees and consultants that are working to launch and build the business. Over the next twelve months, we will focus on establishing and expanding a network of franchised 800º GO kitchens, as well as funding the production of 800º GO pods to be deployed as part of 800 Degrees Go, Inc.’s two-phase go-to-market strategy.

We are working to establish agreements with off-premise dining operators to launch 5-15 800º GO kitchen locations over the next 4 months in 2-5 geographies, including Miami, Chicago, and Dubai, UAE. We are also pursuing a lease to open our own off-premise operation in Burbank, CA. We plan to operate this 800º GO kitchen commercially, as well as use the space as a demonstration site and showroom for business development purposes. We anticipate incurring costs of $1.5M to $2M associated with these efforts over the next 12 months. We anticipate that 800º GO kitchens being operated by franchise partners will begin producing revenue for the Company as soon as they become operational, through the payment of royalties. At the scale assumed for the 12-month cost projections above, we would project approximately $3M in revenue over the same period.

We also anticipate capital needs of approximately $6M to complete an 800º GO pod prototype and initial set of pilot units over the next 12 months.

If we raise the maximum offering amount through this offering, we believe that we will be able to accelerate production of 800º GO pods, which will allow us to deploy the second phase of our go-to-market strategy sooner. In addition, we would anticipate not needing to raise additional capital for the business. If we raise less than 50% of the maximum, however, we would likely need to raise additional funds within 6 to 18 months.

Per discussion in “Interest of Management and Others in Certain Transactions” below and as will be disclosed in Exhibit 6.4, 800 Degrees Go, Inc. and Piestro, Inc. (a 50% owner of the Company), intend to sign a senior secure  promissory note which will allow the Company to borrow funds from Piestro to cover capital requirements associated with the business.

Although many businesses have been financially impacted by COVID-19, we believe our product will benefit from increased demand for food delivery and contactless services. However, the effects of COVID-19 continue to evolve and remain uncertain for the foreseeable future.

Directors, Executive Officers, and Significant Employees

Name	Position	Age	Term in Office
Executive Officers
James Jordan	Chairman & President	41	Indefinite, appointed September 2021
Tommy Lee	CEO	55	Indefinite, appointed September 2021
Kevin Morris	CFO	39	Indefinite, appointed September 2021
Directors
James Jordan	Director	41	Indefinite, appointed September 2021
Scott Berkowitz	Director	51	Indefinite, appointed September 2021
Tommy Lee	CEO	55	Indefinite, appointed September 2021
Kevin Morris	CFO, Secretary	39	Indefinite, appointed September 2021

James Buckly Jordan, President and Director

Jordan has been a Partner at Wavemaker Partners since 2018 and founded Wavemaker Labs, a corporate venture studio in 2016. He also serves as the CEO of Miso Robotics, a company that produces robotic kitchen assistants in Southern California, and serves as a director of multiple early stage companies in the robotics space being developed out of Wavemaker Labs, including Graze, Inc., developer of an autonomous commercial lawnmower; Piestro, Inc., an autonomous pizzeria; Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; and Future Acres, Inc., developer of an autonomous farm transport robot. Previously, Jordan was Managing Partner at early stage venture fund Canyon Creek Capital, a position he has held since 2010. Jordan is a technologist and early stage venture investor with a successful track record of building businesses at the leading edge of technology and in transformative high-growth markets, such as robotics, digital media, and consumer products. He has led investments in successful startups such as Relativity Space, Gyft, Winc, Miso Robotics, ChowNow, Jukin Media and others. His operating expertise was honed during his time as a management consultant, working on Capitol Hill in Senator Arlen Spector’s office, and as an Army Blackhawk Pilot.

Scott Berkowitz, Director

Scott Berkowitz, a Director of 800 Degrees Go, Inc., also serves as Chief Development Officer of 800 Degrees Pizza, LLC. Berkowitz has an over 20 years of experience in real estate, much of which was spent managing transactional activity in Resort Residential second home communities and in the hotel industry, where Berkowitz was the managing partner for franchise opportunities with Marriott, Hilton, and Starwood Hotels. Berkowitze brings his extensive experience in business development, hospitality, and franchising to 800 Degrees Go, Inc. as the brand looks to launch and grow aggressively.

Tommy Lee, CEO and Director

CEO Tommy Lee is a veteran hospitality professional who brings over 25 years of industry experience to his role. Throughout his career, Lee has demonstrated a proven track record of driving business success through improved operating efficiency, strong business acumen, and a guest-centric focus at several well-known restaurant groups. As CEO of 800 Degrees Go, Inc., Lee is responsible for overseeing day-to-day management decisions as well as setting and communicating the brand’s strategic direction. Lee also serves as CEO of 800 Degrees Pizza, LLC. Previously, Lee served as CEO of Rockfish Seafood Grill from 2010 to 2016, where he managed the brand’s 15 locations in Texas and its $24 million worth of revenue. As a result of his leadership and strategic planning, the brand completed a turnaround, a brand re-image and a resumption of unit growth. From 2004 to 2009, Lee was a Regional Vice President of Operations at Brinker International, where he was responsible for the business performance of over 500 Chili’s Grill & Bar restaurants and the On the Border Cafes in the western region. Lee also led Chili’s Operations Services department and was a member of the brand leadership team. He oversaw the opening of over 150 new Chili’s restaurants, adding over $500 million in brand revenue. Previously, Lee held the position of Vice President of Finance for Chili’s Grill & Bar. From 1996 to 2003, he was responsible for the tactical and strategic analysis of financial and business initiatives for the brand.

Kevin Morris, CFO and Director

CFO Kevin Morris also serves as CFO of Piestro, Inc., an autonomous pizzeria; CFO of Future Pearl Labs, Inc. (dba Bobacino), developer of an autonomous boba tea shop; Future Principal Financial Officer of Graze, Inc, developer of an autonomous commercial lawnmower; CFO of Future Acres, Inc., developer of an autonomous farm transport robot; and CFO of Miso Robotics, a robotic kitchen assistant company in Southern California. Morris also oversees operations, finance and strategy at Wavemaker Labs, a corporate venture studio founded in 2016. Previously, Morris was COO/CFO of Denim.LA, Inc. (dba DSTLD), where he oversaw operations, finance, customer service and market strategy and analytics from 2014-2019. Before DSTLD, Morris was the Vice President of Sales at Elegant Sports (Adidas Gymnastics) from 2013-2014 and worked at the International Revenue Management sector of American Airlines from 2012-2013. He obtained an MBA from the UCLA Anderson School of Management in 2011.

Compensation of Directors and Executive Officers

Through August 13, 2021, we compensated our three highest paid directors and executive officers as follows:

Name	Capacity in which compensation was received	Cash Compensation	Other Compensation	Total Compensation
James Jordan	Chairman and President	$0	$0	$0
Scott Berkowitz	Director	0	$0	$0
Tommy Lee	CEO	$0	$0	$0
Kevin Morris	CFO	$0	$0	$0

Security Ownership of Management and Certain Security Holders

Title of Class	Name and address of beneficial owner(1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Piestro, Inc. (1) 1438 9th Street, Santa Monica, CA 90401	15,000,000 shares held directly	N/A	50%
Common Stock	800 Degrees Pizza, LLC (2) 2109 Rheims Drive, Carrollton, TX 75006	15,000,000 shares held directly	N/A	50%

(1) Piestro, Inc. is controlled by Future VC, LLC. James Jordan owns a majority of the voting control of Future VC, LLC.

(2) 800 Degrees Pizza, LLC is controlled by its board, which includes the following individuals: Scott Berkowitz, Anthony Carron, Bryan Weber, Maria Muth, and Tommy Lee.

Amounts are as of August 2021. The final column (Percent of Class) includes a calculation of the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other people exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column will not always add up to 100%.

Interest of Management and Others in Certain Transactions

In September 2021, the Company intends to sign a Master Services Agreement (“MSA”) with Wavemaker Labs, Inc., where Wavemaker Labs would provide various business consulting services for the Company. The MSA will be included as Exhibit 6.1 to the offering statement of which this offering circular is part, to be filed by amendment. The services to be performed include financial, business development, and strategy consulting work. As a part of this MSA, Wavemaker Labs will invoice the Company as much as twice a month for each hour of labor exerted and any expenses incurred. Wavemaker Labs and Piestro, Inc., which controls 800 Degrees Go, Inc., have common ownership.

In September 2021, the Company intends to sign an MSA with Piestro, Inc., where Piestro, Inc. would provide various services for the Company to develop 800 Degrees Go branded automated pizzeria vending machines. The MSA will be included as Exhibit 6.2 to the offering statement of which this offering circular is part, to be filed by amendment. The services to be performed include product development and engineering consulting work pursuant to specific statements of work. As a part of this MSA, Piestro, Inc. will invoice the Company as much as twice a month for each hour of labor exerted and all materials expenses.

In September 2021, 800 Degrees Go, Inc., signed a reciprocal license agreement with Piestro, Inc., and 800 Degrees Pizza, LLC (included herein as Exhibit 6.3) – both 50% owners of the Company – which grants 800 Degrees Go access to utilize branding, collateral, and specified licensed products and services of the companies, including recipes from 800 Degrees Pizza, LLC.

In September 2021, Piestro, Inc. and 800 Degrees Go, Inc. intend to develop and agreement whereby Piestro will agree to lend 800 Degrees Go, Inc. a revolving loan of up to an aggregate principal amount of $[ ] under a senior secured promissory note bearing [ ]% simple interest per annum. The form of this note will be included as Exhibit 6.4 to the offering statement of which this offering circular is part, to be filed by amendment.

The Company plans to use Wax, Inc. as a third-party platform where investors can subscribe to the Offering.  Wax, Inc. is majority controlled by Future VC, LLC, which is also an investor in the Company.  The Company has not yet finalized commercial terms with Wax, Inc. for any services.

Securities Being Offered

General

The Company is offering Common Stock to investors in this offering. As such, under this Offering Statement, of which this Offering Circular is part, the Company is qualifying up to 7,518,797 shares of Common Stock, plus up to 1,503,759 shares of Common Stock to be issued as Bonus Shares. The shares of Common Stock will be subject to an irrevocable proxy whereby all voting rights will be held by the company's President.

The following description summarizes important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our Certificate of Incorporation and our Bylaws, copies of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Certificate of Incorporation and our Bylaws, as well as applicable provisions of the Delaware General Corporation Law.

Immediately following the completion of this offering, our authorized capital stock will consist of 40,000,000 shares of Common Stock, $0.0001 par value per share.

Common Stock

Voting Rights and Proxy

Each holder of Common Stock has the right to one vote per share of Common Stock and is entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law. The holders of Common Stock will vote together as a single class on all matters, except as required by applicable law. The subscription agreement that investors will execute in connection with this offering grants an irrevocable proxy to the Company’s President to (i) vote all securities held of record by the investor (including any shares of the Company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investor becomes party to the subscription agreement and must agree to be bound by the terms of the proxy. The proxy will terminate upon the earlier of the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock, the effectiveness of a registration statement under the Exchange Act covering the Common Stock or five years from the date of execution of the subscription agreement. The full subscription agreement appears as Exhibit 4 to the Offering Statement of which this Offering Circular forms a part.

Election of Directors

Elections of directors don’t need to be by written ballot unless the Bylaws of the Corporation shall so provide.

Dividend Rights

Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors; provided, however, that in the event that such dividends are paid in the form of shares of Common Stock or rights to acquire Common Stock, the holders of shares of Common Stock shall receive shares of Common Stock or rights to acquire shares of Common Stock, as the case may be.

Liquidation Rights

In the event of any Liquidation Event, whether voluntary or involuntary, the entire assets and funds of the Corporation legally available for distribution will be distributed among the holders of the Common Stock pro rata based on the number of shares of Common Stock held by each.

Other Rights

The Common Stock is not redeemable by any holder thereof.

Provisions of Note in Our Bylaws and Certificate of Incorporation

Under Article VII of our Bylaws, as amended, the sole and exclusive judicial forum for the following actions will be the Court of Chancery of the State of Delaware:

(1) Any derivative action or proceeding brought on behalf of the Corporation;

(2) Any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders;

(3) Any action asserting a claim against the Corporation arising pursuant to any provision of the Delaware General Corporation Law or the Certificate of Incorporation or Bylaws;

(4) Any action to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws; or

(5) Any action asserting a claim against the Corporation governed by the internal affairs doctrine.

Although we believe the provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies and in limiting our litigation costs, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the company. This provision does not apply to actions arising under the Securities Act. Further, it does not apply to actions arising under the Exchange Act as Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Investors will not be deemed to have waived the company’s compliance with the federal securities laws and the rules and regulations thereunder.

Stockholders’ Rights Agreement

The Company has entered into an agreement with Piestro, Inc. and 800 Degrees Pizza, LLC (the “Stockholders’ Rights Agreement”), which applies only to the current securityholders, and investors in this Offering will not join as party to the agreement. However, the Stockholders’ Rights Agreement includes certain provisions which may have a material impact on investors not party to the agreement, such as the election of Company directors, right of first offer, information rights, and right of first refusal. These provisions are laid out in full in the Stockholders’ Rights Agreement, attached hereunto as Exhibit 3.1.

Plan of Distribution and Selling Security Holders

Plan of Distribution

The company is offering up to 7,518,797 shares of Common Stock on a best efforts basis, up to 1,503,759 shares of Common Stock as Bonus Shares under this Offering Statement, of which this Offering Circular is part. We intend for this offering to continue for up to one year following qualification by the SEC, or until sooner terminated by the company.

The Company has engaged Dalmore Group, LLC as its broker/dealer of record. Dalmore Group, LLC is under no obligation to purchase any securities or arrange for the sale of any specific number or dollar amount of securities.

Commissions and Discounts

The following table shows the total discounts and commissions payable to Dalmore Group, LLC in connection with this offering:

Per Share
Public Offering Price	$1.33
Commissions	$0.01
Proceeds, before expenses, to us	$1.32

Other Terms

Dalmore Group, LLC has also agreed to perform the following services in exchange for the compensation discussed above:

•	Review investor information, including KYC (Know Your Customer) data, perform AML (Anti-Money Laundering) and other compliance background checks, and provide a recommendation to the Company whether or not to accept investor as a customer of the Company;

•	Review each investors subscription agreement to confirm such Investors participation in the offering, and provide a determination to the Company whether or not to accept the use of the subscription agreement for the Investors participation;

•	Contact and/or notify the issuer, if needed, to gather additional information or clarification on an investor;

•	Not provide any investment advice nor any investment recommendations to any investor;

•	Keep investor details and data confidential and not disclose to any third-party except as required by regulators or in our performance under this Agreement (e.g. as needed for AML and background checks);

•	Coordinate with third party providers to ensure adequate review and compliance.

In addition to the commission described above, the Company will also pay a one-time advance payment for out-of-pocket expenses of $5,000. The advance payment will cover expenses anticipated to be incurred by the firm such a preparing the FINRA filing, due diligence expenses, working with the Company’s SEC counsel in providing information to the extent necessary, and any other services necessary and required prior to the approval of the offering. Dalmore Group will refund a portion of the payment related to the advance to the extent it was not used, incurred or provided to the Company.

The Company has also engaged Dalmore as a consultant to provide ongoing general consulting services relating to the Offering such as coordination with third party vendors and general guidance with respect to the Offering. The Company will pay a one-time Consulting Fee of $20,000 for these services payable upon the issuance of a FINRA No Obejction Letter.

Assuming the full amount of the offering is raised, we estimate that the total fees and expenses of the offering payable by the Company to Dalmore Group, LLC will be approximately $125,000 in cash.

Bonus Shares for Certain Investors

Certain investors in this Offering are eligible to receive bonus shares of Common Stock, which effectively gives them a discount on their investment. Those investors will receive, as part of their investment, additional shares for their shares purchased (“Bonus Shares”) up to 1,503,759, or 20% of the shares they purchase, depending upon the investment level of such investors or status as a current investor in the company. Investors that invest at least $1,500 in this offering will receive a 5% bonus. Investors that invest at least $5,000 will receive a 10% bonus. Investors that invest at least $10,000 will receive a 15% bonus. Investors that invest at least $20,000 will receive a 20% bonus.

Investment Perks for Certain Investors

The Company will provide the following perquisites (“Perks”) to Investors in this Offering who invest at certain investment levels and who indicated interest in the campaign by “Reserving” shares during the Company’s “Testing the Waters” period (“Investors who Reserved Shares”). These Perks are in addition to the Shares purchased and will be provided at the investment levels defined below after a subscription for investment is accepted and the Offering is completed. Perks will comprise three tiers of credits (“800 Degrees Go Credit”) that can be used to purchase products from 800 Degrees Go locations (e.g., pizza) whenever such products become available for purchase. 800 Degrees Go Credit will be disbursed electronically in the form of coupons after the completion of this Offering. These coupons will entitle holders to gift cards which can be used at time of purchase at 800 Degrees Go locations and can be redeemed with the Company for such gift cards as soon as products become available for purchase at 800 Degrees Go locations. 800 Degrees Go Credit will not expire, nor will it have a redeemable cash value.

For an investment of at least $1,000, Investors will receive $100 in 800 Degrees Go Credit. For an investment of at least $2,500, Investors will receive $250 in 800 Degrees Go Credit. For an investment of at least $5,000, Investors will receive $500 in 800 Degrees Go Credit. In addition, for an investment of at least $1,000, Investors who Reserved Shares will receive an additional $100 in 800 Degrees Go credit.

We are of the opinion that these Perks do not have any cash value and do not alter the sales price or cost basis of the Securities in this Offering. Instead, the Perks are a “thank you” to Investors that help us achieve our mission. However, it is recommended that Investors consult with a tax professional to fully understand any tax implications of receiving Perks before investing.

Selling Security Holders

No securities are being sold for the account of security holders; all net proceeds of this offering will go to the Company.

Transfer Agent and Registrar

Carta, Inc.

will serve as transfer agent to maintain shareholder information on a book-entry basis. We will not issue shares in physical or paper form. Instead, our shares will be recorded and maintained on our shareholder register.

Investor’s Tender of Funds

After the Offering Statement has been qualified by the Commission, the Company will accept tenders of funds to purchase the Common Stock. The Company may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). Investors may subscribe by tendering funds via wire, ACH, credit card, or debit card only, checks will not be accepted. Upon acceptance of the investors’ subscriptions, funds tendered by investors will be made available to the Company for its use.

The minimum investment in this offering is $500.08, or 376 shares of Common Stock.

Investors will be required to subscribe to the Offering via the third-party platform managed by Wax, Inc. and agree to the terms of the Offering, the subscription agreement, and any other relevant exhibit attached thereto. The subscription agreement includes a representation by the investor to the effect that, if you are not an “accredited investor” as defined under securities law, you are investing an amount that does not exceed the greater of 10% of your annual income or 10% of your net worth (excluding your principal residence).

Provisions of Note in Our Subscription Agreement

Forum Selection Provision

The subscription agreement that investors will execute in connection with the offering includes a forum selection provision that requires any claims against the Company based on the subscription agreement, not arising under the federal securities laws, to be brought in a state or federal court of competent jurisdiction in the State of Delaware, for the purpose of any suit, action or other proceeding arising out of or based upon the agreement. To the extent it is enforceable, the forum selection provision may limit investors’ ability to bring claims in judicial forums that they find favorable to such disputes and may discourage lawsuits with respect to such claims. The Company has adopted the provision to limit the time and expense incurred by its management to challenge any such claims. As a company with a small management team, this provision allows its officers to not lose a significant amount of time travelling to any particular forum so they may continue to focus on operations of the Company.

Proxy

The subscription agreement grants an irrevocable proxy to the company’s President to (i) vote all securities held of record by the investor (including any shares of the company’s capital stock that the investor may acquire in the future), (ii) give and receive notices and communications, (iii) execute any written consent, instrument or document that the President determines is necessary or appropriate at the President’s complete discretion, and (iv) take all actions necessary or appropriate in the judgment of the President for the accomplishment of the foregoing. The proxy will survive the death, incompetency and disability of an individual investor and, if an investor is an entity, will survive the merger or reorganization of the investor or any other entity holding the shares of Common Stock. The proxy will also be binding upon the heirs, estate, executors, personal representatives, successors and assigns of an investor (including any transferee of the investor). Any transferee of the investors party to the subscription agreement must agree to be bound by the terms of the proxy. The proxy will terminate upon the closing of a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock or the effectiveness of a registration statement under the Exchange Act covering the Common Stock.

800 Degrees GO, Inc.

A Delaware Corporation

Financial Statement and Independent Auditor’s Report

August 13, 2021 (inception)

800 DEGREES GO, INC.

TABLE OF CONTENTS

Page

INDEPENDENT AUDITOR’S REPORT	F-1 – F-2

FINANCIAL STATEMENT AS OF AUGUST 13, 2021 (INCEPTION):

Balance Sheet	F-3

Notes to the Financial Statement	F-4 – F-7

To the Board of Directors

800 Degrees GO, Inc.

Santa Monica, California

INDEPENDENT AUDITOR’S REPORT

Opinion

We have audited the accompanying financial statement of 800 Degrees GO, Inc. (the “Company”) which comprise the balance sheet as of August 13, 2021 (inception), and the related notes to the financial statement.

In our opinion, the financial statement referred to above presents fairly, in all material respects, the consolidated financial position of the Company as of August 13, 2021 (inception) in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statement section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statement has been prepared assuming that the Company will continue as a going concern. As described in Note 2 to the financial statement, the Company has not commenced planned principal operations and has not generated revenues or profits. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statement does not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statement

Management is responsible for the preparation and fair presentation of the financial statement in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the financial statement that is free from material misstatement, whether due to fraud or error.

In preparing the financial statement, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statement is available to be issued.

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

Auditor’s Responsibilities for the Audit of the Financial Statement

Our objectives are to obtain reasonable assurance about whether the financial statement as a whole is free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statement.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statement, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statement.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ Artesian CPA, LLC

Artesian CPA, LLC

Denver, Colorado

September 2, 2021

Artesian CPA, LLC

1624 Market Street, Suite 202 | Denver, CO 80202

p: 877.968.3330 f: 720.634.0905

info@ArtesianCPA.com | www.ArtesianCPA.com

800 DEGREES GO, INC.

BALANCE SHEET

As of August 13, 2021 (inception)

ASSETS
Current Assets:
Cash and cash equivalents	$-
Total Current Assets	-
TOTAL ASSETS	$-
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Liabilities	$-
Stockholders' Equity (Deficit):
Common Stock, $0.0001 par value, 40,000,000 shares authorized, no shares issued and outstanding as of August 13, 2021 (inception)	-
Additional paid-in capital	-
Retained earnings	-
Total Stockholders' Equity (Deficit)	-
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of this financial statement.

800 DEGREES GO, INC.

NOTES TO THE FINANCIAL STATEMENT

As of August 13, 2021 (inception)

NOTE 1: NATURE OF OPERATIONS

800 Degrees GO, Inc. (the “Company”) is a corporation organized August 13, 2021 under the laws of Delaware. The Company was formed to launch and scale a low-cost, small-footprint, tech-enabled pizza restaurant concept that responds to consumer demand for convenient, high-quality, fast casual dining options.

As of August 13, 2021 (inception), the Company has not yet commenced planned principal operations nor generated revenue. The Company’s activities since inception have consisted of formation activities and preparations to raise capital. Once the Company commences its planned principal operations, it will incur significant additional expenses. The Company is dependent upon additional capital resources for the commencement of its planned principal operations and is subject to significant risks and uncertainties; including failing to secure additional funding to operationalize the Company’s planned operations or failing to profitably operate the business.

NOTE 2: GOING CONCERN

The accompanying financial statement has been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company has not yet commenced planned principal operations, plan to incur significant costs in pursuit of its capital financing plans, and has not generated revenues or profits since inception. The Company’s ability to continue as a going concern for the next twelve months following the date the financial statement was available to be issued is dependent upon its ability to obtain additional capital financing from investors sufficient to meet current and future obligations and deploy such capital to produce profitable operating results. No assurance can be given that the Company will be successful in these efforts.

These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statement does not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 3: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP).

The Company adopted the calendar year as its basis of reporting.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

See accompanying Independent Auditor’s Report

800 DEGREES GO, INC.

NOTES TO THE FINANCIAL STATEMENT

As of August 13, 2021 (inception)

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of August 13, 2021 (inception), the Company has not established a deposit account with a financial institution.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheet approximate their fair value.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will not be realized.

See accompanying Independent Auditor’s Report

800 DEGREES GO, INC.

NOTES TO THE FINANCIAL STATEMENT

As of August 13, 2021 (inception)

The Company assesses its income tax positions and record tax benefits for all years subject to examination based upon our evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, the Company’s policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statement. The Company has evaluated its income tax positions and has determined that it does not have any uncertain tax positions. The Company will recognize interest and penalties related to any uncertain tax positions through its income tax expense.

The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future. The Company estimates it has net operating loss carryforwards of $0 as of August 13, 2021 (inception). The Company pays taxes at an effective blended rate of 28% and has used this effective rate to derive a net deferred tax asset of $0 as of August 13, 2021 (inception).

The Company files U.S. federal and state income tax returns. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

NOTE 4: STOCKHOLDERS’ EQUITY (DEFICIT)

The Company has authorized 40,000,000 shares of $0.0001 par value Common Stock. As of August 13, 2021 (inception), no shares were issued or outstanding.

If and upon a liquidation of the Company, the holders of Common stock have rights to all available net assets available for distribution on a pro rata basis. Common Stock holders shall have voting rights.

NOTE 5: RECENT ACCOUNTING PRONOUNCEMENTS

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). This ASU supersedes the previous revenue recognition requirements in ASC Topic 605—Revenue Recognition and most industry-specific guidance throughout the ASC. The core principle within this ASU is to recognize revenues when promised goods or services are transferred to customers in an amount that reflects the consideration expected to be received for those goods or services. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers, which deferred the effective date for ASU 2014-09 by one year to fiscal years beginning after December 15, 2017, while providing the option to early adopt for fiscal years beginning after December 15, 2016. Transition methods under ASU 2014-09 must be through either (i) retrospective application to each prior reporting period presented, or (ii) retrospective application with a cumulative effect adjustment at the date of initial application. The Company adopted this new standard effective at its inception date.

See accompanying Independent Auditor’s Report

800 DEGREES GO, INC.

NOTES TO THE FINANCIAL STATEMENT

As of August 13, 2021 (inception)

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

NOTE 6: SUBSEQUENT EVENTS

Stock Issuances

Subsequent to August 13, 2021 (inception), the Company plans to issue a total of 30,000,000 shares of common stock at par value for proceeds of $3,000 to its two founding companies, pending execution of the stock purchase agreements.

Management’s Evaluation

Management has evaluated subsequent events through September 2, 2021, the date the financial statement was available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in this financial statement.

See accompanying Independent Auditor’s Report

Exhibits

1.1 Broker-Dealer Agreement with Dalmore Group, LLC

2.1 Certificate of Incorporation

2.2 Bylaws

3.1 Stockholders' Rights Agreement with Piestro, Inc. and 800 Degrees Pizza, LLC

3.2 Securities Purchase Agreement

4.1 Form of Subscription Agreement

6.1 Master Services Agreement between Wavemaker Labs and 800 Degrees Go, Inc.*

6.2 Master Services Agreement between Piestro, Inc. and 800 Degrees Go, Inc.*

6.3 Reciprocal License Agreement between 800 Degrees Go, Inc. and Piestro, Inc. and 800 Degrees Pizza, LLC

6.4 Senior Secure Promissory Note between 800 Degrees Go, Inc. and Piestro, Inc.*

6.5 Sales Representative Agreement between Piestro, Inc. and 800 Degrees Go, Inc.

6.6 Reciprocal Warrant Purchase Agreement between Piestro, Inc. and 800 Degrees Pizza, LLC

6.7 Form of Warrant Agreement for purchase of 800 Degrees Pizza, LLC Common Units by Piestro, Inc.

6.8 Form of Warrant Agreement for purchase of Piestro, Inc. Common Stock by 800 Degrees Pizza, LLC

11.1 Consent of Independent Auditor

12.1 Opinion of counsel as to the legality of the securities

*To be provided by amendment to this Offering Circular.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Monica, California, on September 10, 2021.

800 Degrees Go, Inc.

By	/s/ James Buckly Jordan
James Buckly Jordan, Director
800 Degrees Go, Inc.
Date: September 10, 2021

The following persons in the capacities and on the dates indicated have signed this Offering Statement.

By	/s/ Tommy Lee
Tommy Lee, Chief Executive Officer
800 Degrees Go, Inc.
Date: September 10, 2021

By	/s/ Kevin Morris
Kevin Morris, Chief Financial Officer, Principal Accounting Officer
800 Degrees Go, Inc.
Date: September 10, 2021

By	/s/ Scott Berkowitz
Scott Berkowitz, Director
800 Degrees Go, Inc.
Date: September 10, 2021